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                                    FORM 15

                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of termination of Registration under Section 12(g)
   of Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 000-04748

                             Data Dimensions, Inc.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

   3535 Factoria Boulevard SE, Sterling Plaza, 3rd Floor, Bellevue, WA 98006
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, $0.001 par value
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
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 (titles of all other classes of securities for which a duty to filed reports under section 13(a) or 15(d) remains)



      Please place an X in the box(es) to designate to appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(i)(i)    [X]            Rule 12h-3(b)(1)(ii)       [_]
          Rule 12g-4(a)(1)(ii)   [_]            Rule 12h-3(b)(2)(i)        [_]
          Rule 12g-4(a)(2)(i)    [_]            Rule 12h-3(b)(2)(ii)       [_]
          Rule 12g-4(a)(2)(ii)   [_]            Rule 15d-6                 [_]
          Rule 12h-3(b)(1)(i)    [X]

       Approximate number of holders of record as of the certification or notice date: 1

       Pursuant to the requirements of the Securities Exchange Act of 1934, Data Dimensions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





DATE: June 21, 2001                      By: /s/ Stephen J. Lifshatz
                                            ------------------------------
                                            Name: Stephen J. Lifshatz
                                            Title: Treasurer